Filed pursuant to Rule 424(b)(3)
Registration No. 333-146450

Prospectus Supplement No. 2 dated July 8, 2010 to the Prospectus (the “Prospectus”) of Nutrition 21, Inc. (the “Company”), Registration No. 333-146450, dated January 8, 2008 and filed pursuant to Rule No. 424(b)(3).

The Prospectus indicates that UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited and UBS O’Connor LLC F/B/O: O’Connor Pipes Corporate Strategies Master Limited are each a selling security holder (each referred to as a “UBS Selling Security Holder”) with respect to 1,000 shares of 8% Series J Convertible Preferred Stock of the Company (“Shares”).  Each UBS Selling Security Holder has transferred its 1,000 Shares to UBS O’Connor LLC F/B/O: O’Connor Global Multi-Strategy Alpha Master Limited.  As a result, for purposes of the Prospectus, UBS O’Connor LLC F/B/O: O’Connor Global Multi-Strategy Alpha Master Limited is now the selling security holder for 2,000 Shares.